NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 10, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 28, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between GGP Inc. and Brookfield Property Partners L.P. became effective before market open on August 28, 2018. Each share of Common Stock of GGP Inc. was converted into the right to receive cash, without interest thereon, in an amount equal to the quotient of: (a) the aggregate cash payment required to be made pursuant to the GGP Operating Partnership, LP, an operating partnership of GGP Inc. ('GGPOP') partnership agreement to holders of common units of GGPOP as a result of the Transactions at any time following the Brookfield affiliate exchange through and including the effective time of the merger, (b) the aggregate cash payment required to be made pursuant to the GGPOP partnership agreement, to holders of the LTIP units in GGPOP, which we refer to as the partnership LTIP units, as a result of the Transactions at any time following the Brookfield affiliate exchange through and including the effective time of the merger, (c) the aggregate cash consideration to be paid with respect to shares of GGP restricted stock as a result of the Transactions through and including the effective time of the merger, (d) the amount designated by Brookfield Property Partners L.P. to GGP that constitutes the aggregate amount of cash that GGP will declare as the pre-closing dividend, which amount we refer to as the aggregate cash dividend amount, divided by (ii) the pre-closing dividend share number. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 28, 2018.